Exhibit (a)(iii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer (as defined below) is made solely by the Offer to Purchase, dated June 4, 2021, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares (as defined below) in any jurisdiction in which the making or acceptance or offers to sell Shares would not be in compliance with the laws of that jurisdiction.

Notice of Offer to Purchase for Cash

by

KBS Real Estate Investment Trust III, Inc.

of

Up to 33,849,130 Shares of its Common stock, or Approximately $350 Million of Shares,

At a Purchase Price of $10.34 Per Share

KBS Real Estate Investment Trust III, Inc., a Maryland corporation (the “Company,” “we,” “us,” or “our”), hereby announces its offer to purchase up to 33,849,130 shares of the Company’s common stock, par value $0.01 per share (“Shares”), for cash at a purchase price equal to $10.34 per Share, or approximately $350 million of Shares, upon the terms and conditions described in the Offer to Purchase dated June 4, 2021 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) and the related Instructions to the Letter of Transmittal (the “Instructions”). The Offer to Purchase and the Letter of Transmittal, including the Instructions, constitute the “Offer.” The Offer has been approved by our board of directors (the “Board”).

The Company has filed a Tender Offer Statement on Schedule TO dated June 4, 2021 (the “Schedule TO”), relating to the Offer with the Securities and Exchange Commission (the “SEC”) to satisfy the reporting requirements of Rule 13e-4(c)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Schedule TO, including the Offer to Purchase, the Letter of Transmittal and the Instructions, may be obtained free of charge at www.sec.gov. The Offer to Purchase, the Letter of Transmittal and the Instructions may also be obtained free of charge from the Company’s website for the Offer, www.selftender.kbs.com, or may be requested from the Information Agent at the telephone number and addresses set forth below. The Information Agent will promptly furnish copies of these materials to stockholders at the Company’s expense.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT EASTERN TIME, ON THURSDAY, JULY 1, 2021, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, INCLUDING THE INSTRUCTIONS, CONTAIN IMPORTANT INFORMATION, AND STOCKHOLDERS SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER. STOCKHOLDERS MAY TENDER ALL OR A PORTION OF THEIR SHARES. STOCKHOLDERS ALSO MAY CHOOSE NOT TO TENDER ANY OF THEIR SHARES.

WHILE OUR BOARD HAS APPROVED THE OFFER, NEITHER THE COMPANY, OUR BOARD, NOR DST SYSTEMS, INC. IN ITS CAPACITY AS DEPOSITARY, PAYING AGENT OR INFORMATION AGENT FOR THE OFFER, MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES, AND IF SO, HOW MANY SHARES TO TENDER. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN OR INCORPORATED BY REFERENCE INTO THE OFFER, TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND TO MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions as set forth in the Offer to Purchase.

The Offer is for cash at a purchase price equal to $10.34 per Share (the “Purchase Price”), on the terms and conditions set forth in the Offer. The Offer is designed to provide limited liquidity to holders of Shares for which there is no current public market.

The Company will purchase, for the Purchase Price, all Shares properly tendered and not properly withdrawn prior to the Expiration Date, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority and proration provisions (as described in the Offer to Purchase). Under no circumstances will the Company pay interest on the Purchase Price for the Shares, even if there is a delay in making payment, nor will you be entitled to distributions on record dates that occur on or after the date that the Company accepts your Shares for purchase.

For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to the “odd lot” priority and proration provisions of the Offer, and therefore properly purchased Shares that are properly tendered and not properly withdrawn only when, as and if the Company gives oral or written notice to DST Systems, Inc. (“DST”), the depositary and the paying agent for the Offer, of its acceptance of such tendered Shares for payment. The Company will make payment for Shares tendered and accepted for payment under the Offer only after timely receipt by DST in its capacity as the Depositary for the Offer of: (i) a properly completed and duly executed Letter of Transmittal and any required signature guarantees, and (ii) any other documents required by the Letter of Transmittal. A Medallion Signature Guarantee (“MSG”) from an eligible guarantor institution, along with an original signature on the Letter of Transmittal, is only required if the account is held by a broker, dealer, commercial bank, trust company, custodian or other nominee. In cases where both an original signature and MSG are required, the Letter of Transmittal will only be accepted by mail or overnight delivery; fax and email submittals will NOT be accepted.

Stockholders may be charged a fee by a broker, dealer, commercial bank, trust company, custodian or other nominee for tendering Shares on the stockholder’s behalf.

Upon the terms and subject to the conditions of the Offer, if more than 33,849,130 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will first purchase all Shares properly tendered and not properly withdrawn by any “odd lot holder” (i.e., a stockholder of less than 100 Shares) who tenders all of their Shares, and second will purchase all other properly tendered and not properly withdrawn Shares on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares.

The Company will announce the preliminary results of the Offer through an amendment to the Schedule TO, including the expected proration factor, and pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares the Company accepts for payment promptly after the Expiration Date. If the Company is required to prorate, however, it may take at least six business days after the Expiration Date for the Company to calculate the final proration factor and begin paying for Shares accepted for payment.

The Company will pay for Shares that are properly tendered and not properly withdrawn by depositing the Purchase Price in cash with DST, which will act as your agent for the purpose of receiving payments from the Company and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by DST in its capacity as the Depositary for the Offer of a properly completed and duly executed Letter of Transmittal and any required signature guarantees and other documents required by the Letter of Transmittal.

We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to DST and making a public announcement thereof no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares. Subject to applicable rules and regulations of the SEC, the Company may terminate the Offer if one of the Offer conditions is neither satisfied nor waived, as described in the Offer to Purchase. Subject to compliance with applicable law, the Company further reserves the right, in its reasonable discretion and regardless of whether any of the circumstances described in the Offer to Purchase shall have occurred or are deemed by the Company to have occurred, to amend the Offer in any respect, including, without limitation, by increasing or decreasing the consideration offered. Notice of any amendment or termination will be distributed promptly to stockholders in a manner reasonably calculated to inform them of the change in compliance with Rule 13e-4(e)(3) under the Exchange Act.

All questions as to the number of Shares to be accepted and the validity, form of documents, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion. Any such determination will be final and binding on all parties except as may be finally determined in a subsequent judicial proceeding challenging the Company’s determination. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date and to waive any defect or irregularity in any tender with respect to any particular Share, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or for any defect or irregularity in any tender of Shares.

Generally, the receipt of cash from the Company in exchange for a stockholder’s Shares will be a taxable event for the stockholder for U.S. federal income tax purposes. The receipt of cash for a stockholder’s Shares generally will be treated for U.S. federal income tax purposes either as: (1) a sale or exchange eligible for gain or loss treatment, or (2) a distribution in respect of stock from the Company, as described in the Offer to Purchase. Each stockholder should consult with their tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer.

The purchase of Shares pursuant to the Offer will reduce the Company’s stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased, and to the extent of the Company’s use of cash on hand and borrowings to fund the Purchase Price, the Offer will result in a corresponding reduction in available cash on hand and corresponding increase in the Company’s indebtedness in an amount equal to that drawn on its credit facilities.

Stockholders may withdraw any or all Shares tendered at any time prior to midnight Eastern Time on the Expiration Date. Stockholders may also withdraw Shares tendered at any time on or after July 30, 2021, if their Shares have not been accepted for payment prior to that time. Any withdrawal letter must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. For such withdrawal to be effective, the stockholder must either call DST or send a withdrawal letter, together with any required signature guarantees and any other required documents, to DST by U.S. mail or overnight delivery service to be timely received by DST at the address specified on the Instructions. Withdrawals letters that do not require signature guarantees may also be emailed or faxed.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any withdrawal letter, and such determination will be final and binding, subject to a stockholder’s right to challenge the Company’s determination in a court of competent jurisdiction. Neither the Company, its affiliates, DST nor any other person will be under any duty to give notification of any defect or irregularity in any withdrawal letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

If you would like to tender a portion or all of your Shares pursuant to the terms of this Offer, you must obtain from our website for the Offer, www.selftender.kbs.com, or request that we mail to you, a copy of the Offer to Purchase and the related Letter of Transmittal and other documents related to the Offer (which together, as they may be amended and supplemented from time to time, constitute the “Share Repurchase Package”). The Share

Repurchase Package is filed with the SEC and may be obtained free of charge at www.sec.gov. The Share Repurchase Package may also be obtained free of charge from the Company’s website for the Offer, www.selftender.kbs.com, or may be requested from the Information Agent at the telephone number and addresses set forth below. The Information Agent will promptly furnish copies of these materials to stockholders at the Company’s expense.

The Depositary, Paying Agent and Information Agent for the Offer is:

DST Systems Inc.

Toll-Free Telephone Number: (844) 253-1478
Mailing Address: KBS Real Estate Investment Trust III, Inc. c/o DST Systems, Inc. PO Box 219358 Kansas City, MO 64121-9358	Overnight Courier Address: KBS Real Estate Investment Trust III, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Suite 219358 Kansas City, MO 64105-1407
Email: kbsreitelection@dstsystems.com
Fax: (816) 374-7427

Stockholders may also contact their broker, dealer, commercial bank, trust company, custodian or other nominee for assistance concerning the Offer.

June 4, 2021